N E W S R E L E A S E	UNITEDHEALTH GROUP INCORPORATED

Contact:

Don Nathan
952-936-1885

(For Immediate Release)

ROBERT DARRETTA JOINS UNITEDHEALTH GROUP BOARD OF DIRECTORS

MINNEAPOLIS (April 19, 2007) – The Board of Directors of UnitedHealth Group (NYSE: UNH) today announced that it has appointed Robert J. Darretta to the Board. Mr. Darretta is the former vice chairman and chief financial officer of Johnson & Johnson.

Richard T. Burke, chairman of the Board of Directors, said, “Bob is a distinguished executive who has made significant contributions to improving health care in the U.S. His seasoned insight and deep understanding of the dynamics of the broad health care markets, both domestic and international, will serve UnitedHealth Group well as we move into the next phase of our business.”

Mr. Darretta retired from Johnson & Johnson in March 2007, after a 38-year career with that organization. He served as chief financial officer since 1997 and was treasurer from 1995 to 1997. In 1988, he was appointed president of the Johnson & Johnson company, Iolab, and prior to that he served as the managing director of Ethicon S.p.A., Italy, beginning in 1984. Mr. Darretta began his career with Johnson & Johnson in 1968 as a finance management trainee at Ethicon, Inc., and was named chief financial officer and a board member of Ethicon in 1978.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

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